PFT (Putnam Funds Trust) Putnam Global Technology Fund Period ending 2/28/17

1.	SubManagement Contract between Putnam Investment
Management, LLC and Putnam Investments Limited dated
February 27, 2014; schedule A amended as of October 27,
2016  Incorporated by reference to PostEffective Amendment
No. 247 to the Registrants Registration Statement filed on
November 25, 2016.
2.	Management Contract with Putnam Investment Management, LLC
dated February 27, 2014 for Putnam Dynamic Asset Allocation
Equity Fund, Putnam Dynamic Risk Allocation Fund, Putnam
Emerging Markets Income Fund, Putnam Floating Rate Income
Fund, Putnam Global Consumer Fund, Putnam Global Energy
Fund, Putnam Global Financials Fund, Putnam Global
Industrials Fund, Putnam Global Sector Fund, Putnam Global
Technology Fund, Putnam Global Telecommunications Fund,
Putnam IntermediateTerm Municipal Income Fund, Putnam Low
Volatility Equity Fund,  Putnam MultiCap Core Fund, Putnam
Retirement Income Fund Lifestyle 2, Putnam Retirement
Income Fund Lifestyle 3, Putnam Short Duration Income Fund
(effective March 7, 2014), Putnam Short Term Investment
Fund and Putnam ShortTerm Municipal Income Fund; Schedule A and Schedule B amended as of October 26, 2016 Incorporated by reference to PostEffective Amendment No. 245 to the Registrants Registration Statement filed on October 27,
2016.